EXHIBIT 10.9

Hercules Incorporated

Employee Pension Restoration Plan

Effective January 1, 2008

1.	Purpose
Hercules Incorporated maintains the Pension Plan of Hercules Incorporated (the “Pension Plan”), a tax-qualified defined benefit pension plan for salaried employees,  nonrepresented hourly employees and certain represented hourly employee groups.  A number of key employees will be unable to receive their maximum retirement benefits from the Pension Plan because of limitations imposed by the Internal Revenue Code of 1986, as amended (“Code”) and related Internal Revenue Service regulations on the amount of benefits that may be paid from the Pension Plan, and further, by reason of the permitted method of accruing benefits under the Pension Plan, certain key employees who are hired in mid career will accrue a retirement benefit which is less than a full pension. The purpose of the Hercules Incorporated Employee Pension Restoration Plan (the “Restoration Plan”) is to restore the aforementioned shortfall, and in certain cases, to provide additional pension accrual pursuant to employment agreements between Hercules and certain key employees.

2.	Type of Plan
The Restoration Plan is a nonqualified plan of retirement benefits and is not part of the Pension Plan. Any benefit payable by an Employer shall be paid out of its general assets, shall not be funded in advance, and shall represent solely an unsecured contract obligation of the Employer. The Restoration Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Restoration Plan is intended to satisfy the requirements of Section 409A of the Code.

3.	Definitions
(a)	Administrator shall mean the Vice President of Human Resources of Hercules, who shall administer the Plan.
(b)	Board shall mean, as to each Employer, the Board of Directors of such Employer.
(c)	Code shall mean the Internal Revenue Code of 1986, as amended.
(d)	Early Retirement Date shall mean the date as of which a Participant is entitled to receive an immediate pension under the Pension Plan, but not earlier than age 55.

(e)
Employer shall mean Hercules Incorporated and also any employer which is a Participating Company in the Pension Plan (as defined in the Pension Plan) and which elects to become an Employer under this Plan by action of its Board, provided that the Board of Directors of Hercules Incorporated consents thereto.

(f)
Participant shall mean (i) an employee of an Employer who would receive a pension benefit from the Pension Plan in excess of his actual pension benefit from the Pension Plan if that employee had not been subject to the limitation on benefits described in Paragraph 6 or the limitation on compensation described in Paragraph 7, or if the employee had not deferred salary or bonus under the Hercules Deferred Compensation Plan, or (ii) a key employee with an agreement as referenced in Sections 1 and 5 herein.

(g)	Pension Plan shall mean the Pension Plan of Hercules Incorporated, as it may be amended from time to time.
(h)	Restoration Plan shall mean this Hercules Incorporated Employee Pension Restoration Plan, as it may be amended from time to time.

4.	Incorporate By Reference Pension Plan of Hercules Incorporated into the Restoration Plan
The relevant provisions of the Pension Plan including, but not limited to provisions relating to vesting, service credit, determination of form of payment, and designations of beneficiaries, but excluding provisions regarding suspension of benefits, are hereby incorporated by reference into the Restoration Plan as though herein set forth in full. Notwithstanding the previous sentence, this Restoration Plan, under conditions noted herein, provides for modifications of the Pension Plan provisions in order to meet the specific objectives of the Restoration Plan and to comply with provisions of Section 409A of the Code.

5.	Individual Employment Contract Adjustments
The years of service for benefit accrual and vesting service shall be computed according to the terms of the Pension Plan except as adjusted by employment agreements between Employer and a Participant, or as otherwise properly adjusted, including adjustments that may aggregate a Participant’s periods of service prior to employment with the Employer with vesting and accrual service normally accrued under the Pension Plan, or which may provide for additional periods of service in the event of a change in control of Hercules Incorporated.

6.	Section 415 Limitations Adjustment
The Restoration Plan benefit shall be computed without regard to the limitations imposed by Section 415 of the Code.

7.	Compensation Adjustment
Pensionable compensation, as defined under the Pension Plan, shall be expanded to include the following items:
(a)
salary and bonuses deferred under the Hercules Deferred Compensation Plan, but only to the extent such deferrals do not reduce pensionable compensation below the annual limit set forth in Section 401(a)(17) of the Code, and

(b)
compensation in excess of $230,000 (as may be adjusted from time to time in accordance with Section 401(a)(17) of the Code) which is not taken into account in determining benefits under the Pension Plan.

Compensation from a Participant’s employer prior to being employed by an Employer may also be included as compensation for this Restoration Plan only if pursuant to a specific employment agreement.

8.	Calculation of Restoration Plan Benefit
The Restoration Plan benefit shall be calculated as follows:
Step A – Calculate the Pension Plan single life annuity payable at age 65 using Compensation, Vesting, and Accrual service determined under the Restoration Plan (Sections 4, 5, 6, and 7).
Step B – Calculate the Pension Plan single life annuity payable at age 65.
Step C – Determine prior Employer offset, if applicable.
Step D – Restoration benefits before actuarial adjustments: A – (B+C).
Step E – Apply actuarial adjustments to Step D result for early retirement actuarial or other reductions and survivor options elected by Plan participants provided for in Section 9 of this Plan.

9.	Time and Mode of Payment of Benefits

(a)
Retirement Eligible Participants. In the case of a Participant who separates from service (as defined in Section 409A of the Code) on or after his or her Early Retirement Date, benefits earned under the Restoration Plan shall be payable as soon as practicable (but not more than 90 days) following the Participant’s separation from service. Payment shall be made in the form of (1) a 51% Partial Cash Payment, as determined under the Pension Plan, and (2) a monthly annuity for the remainder. The lump sum portion of the 51% Partial Cash Payment payable under the Restoration Plan shall be paid in a cash distribution to the Participant in an amount equal to 51% of the present value equivalent of the Restoration Plan’s monthly pension benefit earned through December 31, 2004, that would otherwise have been payable over the Participant’s expected lifetime. Such 51% Partial Cash Payment shall be determined by using actuarial life-expectancy tables (used in the Pension Plan) and the applicable interest rate provided under the Pension Plan as of the date of payment.  Notwithstanding the foregoing, pursuant to Internal Revenue Service Notice 2007-86, section 3.A.01(B), the Employer has discretion to permit some or all of the Participants to make transitional payment elections in 2008 with respect to the Restoration Plan benefits that are to be paid after 2008.  A transitional payment election under this section is allowed to change the deferral period and/or the form of distribution for such benefits so long as all distributions of the benefits, after the transitional payment election is taken into account, are to be made after 2008.  Accordingly, each Participant may, on or before December 31, 2008, elect to receive the entire Restoration Plan benefit as a life annuity, payable monthly.

(b)
Deferred Vested Participants. In the case of a Participant who separates from service (as defined in Section 409A of the Code) before his or her Early Retirement Date, vested benefits earned under the Restoration Plan shall be payable as soon as practicable (but not more than 90 days) following the date that would have been the Participant’s Early Retirement Date had he or she continued in service. Payment shall be made in the form of a single life annuity, payable monthly, if the Participant is unmarried on the date benefits commence, or a joint and 50% survivor annuity, payable monthly, if the Participant is married on the date benefits commence.

(c)
Specified Employees. Notwithstanding Sections 9(a) and 9(b), no benefit payments under this Restoration Plan shall be made to a Specified Employee (as defined in Section 409A(a)(2)(B)(i) of the Code) upon his or her separation from service (other than by reason of death) until the first business day of the seventh month following his or her separation from service.  When payments are made after the delay, there will be an additional amount payable to the Specified Employee (or, in the event of his death, to his beneficiary) equal to the interest earned accrued throughout the delay period, applying the same interest rate used above to calculate the lump sum portion of the 51% Partial Cash Payment described above.

(d)
Disabled Employees. A disabled Participant who separates from service (as defined in Section 409A of the Code) shall commence benefits in the manner described in Sections 9(a), (b) and (c). Any additional benefits accrued under this Restoration Plan solely as a result of deemed credited service attributable to the Participant’s disability shall be treated as disability pay that is exempt from Section 409A of the Code and shall be paid in the form and at the time set forth in the Pension Plan.

(e)
Pre-Retirement Death. In the case of a Participant who dies prior to his separation from service (as defined in Section 409A of the Code), vested benefits earned under the Restoration Plan shall be payable as soon as practicable (but not more than ninety (90) days) following the date of the Participant’s death. Such benefits shall be determined as if the Participant had survived until the date of retirement, commenced receipt of his Restoration Plan benefit in the form of a joint and 50% survivor annuity, and died the next day. The pre-retirement benefit payable under this Restoration Plan shall be paid as an annuity for the life of the beneficiary (or, if the beneficiary is an estate or trust, as a lump sum).

(f)
Return to Service. Notwithstanding Section 4, a Participant’s return to service with an Employer following his separation from service (as defined in Section 409A of the Code) shall not affect payment of the Participant’s Restoration Plan benefit.  Any Restoration Plan benefit a Participant may be entitled to receive for service following such a return to service shall be calculated under Section 8 by including in the amount calculated under Step C thereof an offset for Restoration Plan benefits paid after such return to service and prior to the Participant’s subsequent separation from service (as defined in Section 409A of the Code).

10.	Forfeiture of Benefits
Notwithstanding any other provision of the Restoration Plan, no payment of any benefit shall be made, and all rights of the Participant to the payment thereof shall be forfeited if, prior to the time of such payment, the Participant (I) shall be employed without Employer’s consent by a competitor of, or shall be engaged in any activity in competition with Employer, including, but not limited to, actively recruiting current employees of the Employer; (II) divulge without the consent of Employer any secret or confidential information belonging to Employer or a subsidiary; or (III) has been dishonest or fraudulent in any matter affecting Employer, or has committed any act that, in the sole judgment of the Board, has been substantially detrimental to the interests of the Employer. Employer shall give Participant written notice of the occurrence of any such event prior to making any such forfeiture. The determination of the Board as to the occurrence of any of the events specified in the foregoing clauses (I), (II), and (III) of this subparagraph shall be conclusive and binding upon all persons for such purposes.

11.	Termination of Participation
(a)	A Participant shall cease to be a Participant hereunder with respect to any benefit not yet accrued hereunder upon his termination of employment from the Employer.
(b)
Termination of employment or status as a Participant shall not, except as provided in Section 10 of the Plan, operate to impair the right of a Participant to vested benefits under this Plan which have accrued to the date of the termination of employment or of his or her status as a Participant.

12.	Nonalienability of Benefits
No Participant or beneficiary shall have the right to alienate, assign, pledge, encumber or otherwise transfer any right to any benefit hereunder or to the payment or receipt thereof; and in the event any such disposition is made or attempted; or if at any time any benefit shall be the subject of any levy, attachment or other process requiring the payment thereof other than to the Participant or his or her beneficiary entitled to the same under this Plan, all rights of the Participant or such beneficiary or any person claiming such rights to any such benefit shall be in all respects cancelled, and there shall be no obligation to pay any such benefit under this Plan.

13.	Right to Amend or Terminate Pension Plan of Hercules Incorporated
Nothing contained herein shall be deemed to restrict the right of Employer to amend or terminate the Pension Plan or any provisions thereof when and as deemed necessary or desirable.  References in this Restoration Plan to the Pension Plan shall be deemed to refer to the Pension Plan as amended to the date when the determination of any right to or the amount or payment of any benefit hereunder is made. In case of the termination of the Pension Plan, this Restoration Plan shall also be terminated, without prejudice to any right to any benefit theretofore accrued hereunder. In the event of a termination of the Restoration Plan, benefits under the Restoration Plan shall be distributed in accordance with Section 9, or at the discretion of the Board of Directors of Hercules Incorporated, at a time permitted under Section 409A of the Code.

14.	Coordination with Grantor Trust
Hercules has entered into a grantor trust agreement for the benefit of management employees that will pay the benefits of the Restoration Plan, to the extent available, from assets of the grantor trust in the event of an unsolicited change in control. The grantor trust will pay the benefits of the Restoration Plan pursuant to the terms of the Restoration Plan, which is incorporated as an Exhibit to the grantor trust.

15.	No Right to Employment
Nothing contained in this Restoration Plan shall be deemed to create or confirm to any present or future employee of Employer any right to employment or continued employment.

16.	Withholding and Payroll Taxes
In the event that it is determined that any benefit or payment of any benefit hereunder is subject to any withholding or payroll tax, the Employer shall have the right to deduct any such withholding or payroll tax from any benefit payment otherwise payable or which may become payable hereunder.

17.	Effective Date
The Restoration Plan shall be effective, January 1, 2008 and shall amend and supersede all provisions of the Hercules Nonqualified Supplemental Retirement Plan that were in effect on October 1, 1990.